EXHIBIT 99.1

Media Inquiries:	Investor Inquiries:
Barbara Burgess	Matthew Booher
908-953-3348 (office)	908-953-7500 (office)
barbarab@avaya.com	mbooher@avaya.com

DR. DANIEL STANZIONE RE-JOINS AVAYA BOARD OF DIRECTORS

For Immediate Release:  Monday, August 7, 2006

BASKING RIDGE, N.J. — Dr. Daniel C. Stanzione was re-elected on August 3, 2006 to the Board of Directors of Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services.   Dr. Stanzione had previously served on Avaya’s Board of Directors from 2000 until his term expired at the company’s annual meeting in February 2006.

“We are delighted that Dan has cleared some of his other commitments and has agreed to re-join our Board.  His extensive industry experience, in particular his role as President of Bell Laboratories, coupled with his experiences working with other large global companies, makes him a valuable addition to our Board,” said Philip A. Odeen, Avaya’s lead director.

Dr. Stanzione is president emeritus of Bell Laboratories as well as an independent consultant.  After a 22-year career as a software scientist and business manager, he became the president of Bell Laboratories, responsible for all technology, product architecture, and manufacturing decisions in Lucent Technologies, a position he held from January 1995 to October 1999.  At Lucent’s formation in 1995 until 1997, Dr. Stanzione was president of the Network Systems division, and in that role he was responsible for all of Lucent’s business with providers of telecommunications services around the world.  He also served as chief operating officer of Lucent from 1997 to 2000.  Dr. Stanzione is currently a director of Quest Diagnostics, Inc. and Internap Network Services Corporation, both publicly-traded companies.

Dr. Stanzione holds a bachelor’s degree in Electrical Engineering, a master’s degree in Environmental Systems Engineering, and a Ph.D. in Electrical and Computer Engineering, all from Clemson University.  He is a Fellow of the Institute of Electrical and Electronics Engineers, has published papers on computer simulation, microprocessors and software design and has been granted four patents.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

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